FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS FOURTH QUARTER SALES
AND AFFIRMS 2008 AND 2009 GUIDANCE

Announces Repurchase of 468,000 Shares

New York, New York, January 22, 2009: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that net sales for the final quarter of 2008 were approximately $100.6 million, a 16% decline from $119.4 million, in the fourth quarter of 2007.  At comparable foreign currency exchange rates, net sales for the fourth quarter were down 9%.  Thus, 2008 net sales of $446.3 million were up 15% from $389.6 million in 2007.  At comparable foreign currency exchange rates, net sales for 2008 were up 12%.  Inter Parfums plans to issue final results for the 2008 fourth quarter and year on or about March 16, 2009 and as previously reported, for the year ended December 31, 2008 expects net income of approximately $25.0 million or $0.81 per diluted share.

Three months ended December 31,	Year ended December 31,
	2008	2007	% Change	2008	2007	% Change
			($ in millions)

European based product sales	$83.4	$96.6	-14%	$386.7	$330.8	17%
United States based product sales	17.2	22.8	-24%	59.6	58.8	1%
	$100.6	$119.4	-16%	$446.3	$389.6	15%

Jean Madar noted, “For 2008, the three largest brands within our European based operations all showed strong growth in local currency with Burberry up 10%, Lanvin up 17% and Van Cleef & Arpels up 77%.  Sales by U.S. based operations in 2008 included domestic sales of our first new Brooks Brothers fragrance collection and the international distribution of Gap and Banana Republic personal care products.  The year-over-year sales comparison is difficult because our 2007 U.S. based product sales included the initial rollout of personal care products to Gap, Inc.’s North American stores as well as the initial launch of personal care products for all New York & Company stores.”

Mr. Madar went on to say, “Although consumer confidence and spending are under pressure in light of the global economic downturn and tight credit markets, we remain cautiously optimistic about the future.  We have a high quality portfolio of premium brands and a strong balance sheet, which along with our flexible and proactive business model, have enabled Inter Parfums to weather difficult business environments in the past and should enable us to resume growth once consumer confidence is restored and the economy turns.”
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Inter Parfums, Inc. News Release	Page 2
January 22, 2009

Russell Greenberg, Executive Vice President & Chief Financial Officer, stated, “Given the slowdown in orders and the decline in sales experienced by distributors and retailers in recent months, we are cautious about the outlook for the remainder of the year.  Although definitive forecasting is exceptionally difficult, we are maintaining our previous 2009 guidance which calls for net sales of approximately $405.0 million and net income of approximately $26.0 million or $0.85 per diluted share, assuming the dollar remains at current levels.  Our guidance anticipates a first quarter 2009 sales contraction as last year’s first quarter included the very successful global launch of Burberry The Beat for women and as a result of the anticipated effect of changes in the dollar-to-euro exchange rates.”

Separately, the Company announced that pursuant to Board of Directors authorizations to repurchase up to 1.5 million shares of the Company’s common stock, in December 2008, it repurchased approximately 468,000 shares of its common stock at an average purchase price of $5.89 per share.  Mr. Greenberg noted, “Our Board of Directors again determined that the fair value of our stock was significantly greater than its market value.  The stock purchases were made in open market transactions.”

Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Paul Smith, S.T. Dupont, Christian Lacroix, Quiksilver/Roxy, and Van Cleef & Arpels.  The Company also owns Lanvin Perfumes and Nickel, a men’s skin care company.  It also produces personal care products for specialty retailers under exclusive agreements with Gap, Banana Republic, New York & Company, Brooks Brothers and bebe stores.  In addition, Inter Parfums produces and supplies mass market fragrances and fragrance related products.  The Company’s products are sold in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2007 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Linda Latman (212) 836-9609/llatman@equityny.com
rgreenberg@interparfumsinc.com		Lena Cati (212) 836-9611/lcati@equityny.com
www.interparfumsinc.com		www.theequitygroup.com